Smart Sand, Inc. Announces Second Quarter 2022 Results
•2Q 2022 revenue of $68.7 million
•2Q 2022 total tons sold of approximately 1.2 million
•2Q 2022 Net loss of approximately $(0.1) million
•2Q 2022 Adjusted EBITDA of $9.2 million

THE WOODLANDS, Texas, August 9, 2022 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac and industrial sand supply and services company, a low-cost producer of high quality Northern White frac sand and a provider of industrial product solutions and proppant logistics solutions through both its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the second quarter 2022.
“Smart Sand continued to deliver improving operating and financial results in the second quarter,” stated Charles Young, Smart Sand’s Chief Executive Officer. “Activity improved at both our Utica and Oakdale facilities. Second quarter sales volumes of approximately 1.2 million tons are a quarterly record for the Company. Given strong commodity prices and our ability to continue to deliver sand to multiple basins across the US, we anticipate that we will sell record volumes in 2022. Additionally, our SmartSystems last mile offering had increased deployments in the second quarter, and our industrial sand sales increased sequentially. We expect to continue to deliver strong financial results in the second half of the year.”

Second Quarter 2022 Results
Revenues were $68.7 million in the second quarter of 2022, compared to $41.6 million in the first quarter of 2022 and $29.6 million in the second quarter of 2021. Revenues increased in the second quarter, compared to both the first quarter of 2022 and the second quarter of 2021, due primarily to higher sand sales volumes and a higher average sales price for our sand. Sand volumes and sales prices have increased due to improvement in the supply and demand fundamentals for frac sand. We believe that this improvement has been driven by increased prices in oil and natural gas, which has led to stronger oil and natural gas drilling and completions activity in 2022.
Gross profit was $9.0 million in the second quarter of 2022, compared to $(2.0) million in the first quarter of 2022 and $(2.4) million in the second quarter of 2021. Gross profit improved in the second quarter of 2022 compared to the first quarter of 2022 and the second quarter of 2021 primarily due to higher sales volumes and higher average sales prices for our sand relative to the cost to produce and deliver products to our customers.
Net cash used in operating activities was $(2.3) million in the second quarter of 2022, compared to net cash used in operating activities of $(8.7) million in the first quarter of 2022 and net cash provided by operating activities of $36.5 million in the second quarter of 2021. Lower net cash used in operating activities in the second quarter of 2022 compared to the first quarter of 2022 was primarily due to improved financial results from higher sales volumes and higher sand prices. Net cash provided by operating activities was higher in the second quarter of 2021, as compared to the second quarter of 2022, due primarily to the Company’s receipt of a of $35.0 million cash payment from U.S. Well Services, LLC (“U.S. Well”) in settlement of certain litigation with U.S. Well.
Tons sold were approximately 1,196,000 in the second quarter of 2022, compared to approximately 852,000 tons in the first quarter of 2022 and 767,000 tons in the second quarter of 2021, an increase of 40% and increase of 56%, respectively. Sales volumes increased due to increased primarily due to increased market activity.
For the second quarter of 2022, the Company had a net loss of $0.1 million, or $0.00 per basic and diluted share, compared to a net loss of $5.9 million, or $(0.14) per basic and diluted share, for the first quarter of 2022 and a net loss of $27.3 million, or $(0.65) per basic and diluted share, for the second quarter of 2021. The improvement in net loss in the second quarter of 2022 compared to the first quarter of 2022 was primarily due to an increase in sales volumes and higher average sales prices for our sand. The decrease in net loss year-over-year was primarily due to improved gross profit from higher sales volumes and higher pricing in the current quarter compared to the same period a year ago. The second quarter of 2021 also included a $19.7 million non-cash bad debt expense which was the difference between the $54.6 million accounts receivable balance that was subject to the Company’s litigation with U.S. Well and the $35.0 million cash payment received in settlement of this litigation.
Contribution margin was $15.3 million, or $12.75 per ton sold, for the second quarter of 2022 compared to $4.3 million, or $4.99 per ton sold for the first quarter of 2022, and $3.5 million, or $4.55 per ton sold, for the second quarter of 2021. The increase in contribution margin and contribution margin per ton in the second quarter of 2022 compared to both the first quarter of 2022 and second quarter of 2021 was primarily due to higher sales volumes sold, and higher average prices on sand sold.
Adjusted EBITDA was $9.2 million for the second quarter of 2022, compared to $(1.9) million for the first quarter of 2022 and $(21.5) million for the second quarter of 2021. The improvement in Adjusted EBITDA in the second quarter of 2022 compared to the prior quarter was primarily due to higher sales volumes and higher average prices on sand sold. The improvement in Adjusted EBITDA in the second quarter of 2022 compared to the same period in 2021 was primarily due to higher sales volumes, and higher average sales prices for our sand, as well as the non-cash bad debt expense recorded in the second quarter of 2021.
Free cash flow was $(3.7) million for the second quarter of 2022. Net cash used in operating activities during this period was $(2.3) million, due primarily to increased working capital in support of our higher sales activity in the quarter. Capital expenditures were $1.4 million in the second quarter of 2022.
Liquidity
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under our ABL Credit Facility. As of June 30, 2022, cash on hand was $2.1 million and we had $16.0 million in undrawn availability on our ABL Credit Facility, with $3.0 million in borrowings outstanding. For the six months ended June 30, 2022, we had approximately $11.7 million in capital expenditures, including approximately $6.5 million related to the acquisition of the Blair facility. We currently estimate that full year 2022 capital and acquisition expenditures, including amounts relating to the acquisition of the Blair facility, will be between $20.0 million and $25.0 million, with capital expenditures for the remainder of 2022 primarily being used to support efficiency projects at our Oakdale and Utica facilities.
Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors on August 10, 2022 at 10:00 a.m. Eastern Time to discuss its second quarter 2022 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible by visiting the “Investors” section, then selecting “More Events” under the “Upcoming Events” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 10 minutes prior to the start of the call to register. Once registration is completed, participants will receive a dial-in number along with a personalized PIN. An archived replay of the call will also be available on the website following the call. A replay will be available shortly after the call and can be accessed on the “Investors” section of our website.
Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results, including our Company’s expectations regarding future sales. We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions. Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 8, 2022, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed by the Company with the SEC on August 9, 2022.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
About Smart Sand
We are a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistic solutions to our frac sand customers. We produce low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. Our sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. We also offer logistics solutions to our customers through our in-basin transloading terminals and our SmartSystems wellsite storage capabilities. We own and operate premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

SMART SAND, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand sales revenue	$67,111	$38,289	$28,801
Shortfall revenue	—	1,915	—
Logistics revenue	1,603	1,401	838
Total revenue	68,714	41,605	29,639
Cost of goods sold	59,743	43,586	31,999
Gross profit	8,971	(1,981)	(2,360)
Operating expenses:
Salaries, benefits and payroll taxes	3,225	3,392	2,285
Depreciation and amortization	563	527	577
Selling, general and administrative	3,795	4,048	3,855
Bad debt expense	1	—	19,592
Total operating expenses	7,584	7,967	26,309
Operating Income (loss)	1,387	(9,948)	(28,669)
Other income (expenses):
Interest expense, net	(406)	(427)	(513)
Other income	56	212	3,467
Total other expenses, net	(350)	(215)	2,954
Income (Loss) before income tax expense (benefit)	1,037	(10,163)	(25,715)
Income tax expense (benefit)	1,127	(4,240)	1,552
Net loss	$(90)	$(5,923)	$(27,267)
Net loss per common share:
Basic	$0.00	$(0.14)	$(0.65)
Diluted	$0.00	$(0.14)	$(0.65)
Weighted-average number of common shares:
Basic	42,181	42,087	41,748
Diluted	42,181	42,087	41,748

SMART SAND, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,098	$25,588
Accounts receivable	32,224	17,481
Unbilled receivables	4,751	1,884
Inventory	16,875	15,024
Prepaid expenses and other current assets	9,197	13,886
Total current assets	65,145	73,863
Property, plant and equipment, net	270,593	262,465
Operating lease right-of-use assets	30,818	29,828
Intangible assets, net	7,065	7,461
Other assets	347	402
Total assets	$373,968	$374,019
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,698	$8,479
Accrued expenses and other liabilities	14,146	14,073
Current portion of deferred revenue	9,339	9,842
Current portion of long-term debt	6,869	7,127
Current portion of operating lease liabilities	10,663	9,029
Total current liabilities	53,715	48,550
Long-term deferred revenue	2,389	6,428
Long-term debt	14,783	15,353
Long-term operating lease liabilities	22,541	23,690
Deferred tax liabilities, long-term, net	19,170	22,434
Asset retirement obligation	24,816	16,155
Other non-current liabilities	42	249
Total liabilities	137,456	132,859
Commitments and contingencies
Stockholders’ equity
Common stock	42	42
Treasury stock	(4,776)	(4,535)
Additional paid-in capital	176,150	174,486
Retained earnings	64,580	70,593
Accumulated other comprehensive income	516	574
Total stockholders’ equity	236,512	241,160
Total liabilities and stockholders’ equity	$373,968	$374,019

SMART SAND, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Operating activities:
Net loss	$(90)	$(5,923)	$(27,267)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	6,638	6,568	6,229
Impairment loss	—	—	—
Amortization of intangible assets	199	199	200
Gain on disposal of assets	(16)	—	(60)
Provision for bad debt	1	—	19,592
Amortization of deferred financing cost	27	26	27
Accretion of debt discount	46	47	46
Deferred income taxes	911	(4,175)	1,852
Stock-based compensation	802	826	574
Employee stock purchase plan compensation	6	5	7
Changes in assets and liabilities:
Accounts receivable	(5,563)	(5,411)	36,694
Unbilled receivables	(3,236)	(3,399)	(1,006)
Inventories	(3,291)	1,441	1,609
Prepaid expenses and other assets	(1,981)	3,835	(3,531)
Deferred revenue	(3,369)	(1,173)	(976)
Accounts payable	3,422	(193)	366
Accrued and other expenses	3,207	(1,335)	(1,790)
Net cash (used in) provided by operating activities	(2,287)	(8,662)	32,566
Investing activities:
Acquisition of Blair facility	—	(6,547)	—
Purchases of property, plant and equipment	(1,369)	(3,768)	(2,830)
Proceeds from disposal of assets	—	—	4
Net cash used in investing activities	(1,369)	(10,315)	(2,826)
Financing activities:
Repayments of notes payable	(1,805)	(1,776)	(1,698)
Payments under equipment financing obligations	(25)	(35)	(34)
Proceeds from revolving credit facility	3,000	—	—
Proceeds from equity issuance	—	25	—
Purchase of treasury stock	(114)	(127)	(147)
Net cash used in financing activities	1,056	(1,913)	(1,879)
Net increase in cash and cash equivalents	(2,600)	(20,890)	27,861
Cash and cash equivalents at beginning of period	4,698	25,588	11,725
Cash and cash equivalents at end of period	$2,098	$4,698	$39,586

Non-GAAP Financial Measures
Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands, except per ton amounts)
Revenue	$68,714	$41,605	$29,639
Cost of goods sold	59,743	43,586	$31,999
Gross profit (loss)	8,971	(1,981)	(2,360)
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,283	6,231	5,851
Contribution margin	$15,254	$4,250	$3,491
Contribution margin per ton	$12.75	$4.99	$4.55
Total tons sold	1,196	852	767

EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands)
Net loss	$(90)	$(5,923)	$(27,267)
Depreciation, depletion and amortization	6,658	6,568	6,317
Income tax expense/(benefit)	1,127	(4,240)	1,552
Interest expense	417	434	515
Franchise taxes	131	60	97
EBITDA	$8,243	$(3,101)	$(18,786)
Gain on sale of fixed assets	(16)	—	(60)
Equity compensation	636	674	581
Employee retention credit	—	—	(3,352)
Acquisition and development costs	—	337	(5)
Cash charges related to restructuring and retention	106	—	—
Accretion of asset retirement obligations	190	190	111
Adjusted EBITDA	$9,159	$(1,900)	$(21,511)
Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
	(in thousands)
Net cash (used in) provided by operating activities	$(2,287)	$(8,662)	$36,480
Acquisition of Blair facility	—	$(6,547)	$—
Purchases of property, plant and equipment	(1,369)	(3,768)	(5,043)
Free cash flow	$(3,656)	$(18,977)	$31,437

Investor Contacts:

Josh Jayne	Lee Beckelman
Director of Finance, Treasurer	Chief Financial Officer
(281) 231-2660	(281) 231-2660
jjayne@smartsand.com	lbeckelman@smartsand.com